INDEPENDENT AUDITORS' CONSENT                                    Exhibit 23.1




We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-104635 of Alliant Energy Resources, Inc.and Alliant Energy Corporation on Form S-4 of our report dated March 18, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle) on the consolidated financial statements and the related financial statement schedule of Alliant Energy Corporation, appearing in the Annual Report on Form 10-K of Alliant Energy Corporation for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
April 29, 2003